Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 12:48 PM 12/16/2021 FILED 12:48 PM 12/16/2021 SR 20214118330 - File Number 6765151

QUANTUM COMPUTING INC.

CERTIFICATE OF AMENDMENT
TO

CERTIFICATE OF DESIGNATIONS

Pursuant to Section 151(g) of

the General Corporation Law of the State of Delaware

SERIES A CONVERTIBLE PREFERRED STOCK

(par value $0.0001 per share)

The undersigned, Robert Liscouski, Chief Executive Officer of Quantum Computing Inc., a Delaware corporation (the “Corporation”), hereby certifies that, in accordance with Sections 103, 141 and 151(g) of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation has adopted the following resolutions to amend the Certificate of Designations (the “CODs”) authorizing the Series A Convertible Preferred Stock (the “Series A Preferred Stock”) of the Corporation (the “Amendment”):

RESOLVED, that, pursuant to authority expressly granted and vested in the Board of Directors of the Corporation under its Articles of Incorporation, as amended:

(i)	Section 2 of the CODs is hereby deleted in its entirety and is replaced with the Following:

2. Designation and Number of Shares. There shall hereby be created and established a series of preferred stock of the Corporation designated as “Series A Convertible Preferred Stock” (the “Series A”). The authorized number of Series A shall be 1,550,000 shares. Each share of Series A shall have a par value of $0.0001.

(ii)	Section 5(d) of the CODs is hereby deleted in its entirety and is replaced with the Following:

(d) Limitation on Beneficial Ownership. The Corporation shall not effect the conversion of any of the Series A held by a Holder, and such Holder shall not have the right to convert any of the Series A held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, to the extent that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion (which provision may be increased to a maximum of 9.99% by such Holder by written notice from such Holder to the Corporation, which notice shall be effective sixty-one (61) calendar days after the date of such notice). For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Holder shall include the number of shares of Common Stock held by such Holder plus the number of shares of Common Stock issuable upon conversion of the Series A with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (A) conversion of the remaining, nonconverted Series A beneficially owned by such Holder and (B) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including any Convertible Securities and Options) beneficially owned by such Holder subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 5(d). For purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act and the rules thereunder. For purposes of determining the number of outstanding shares of Common Stock a Holder may acquire upon the conversion of such Series A without exceeding the Maximum Percentage, such Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Corporation’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (y) a more recent public announcement by the Corporation or (z) any other written notice by the Corporation or the Transfer Agent, if any, setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). Notwithstanding the preceding, the Holder may rely on the Transfer Agent’s records if the Reported Outstanding Share Number is different than what the Corporation reports. If the Corporation receives a Conversion Notice from a Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Corporation shall notify such Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause such Holder’s beneficial ownership, as determined pursuant to this Section 5(d), to exceed the Maximum Percentage, such Holder must notify the Corporation of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of any Holder, the Corporation shall within one (1) Trading Day confirm orally and in writing or by electronic mail to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including such Series A, by such Holder since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to a Holder upon conversion of such Series A results in such Holder being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the 1934 Act), the number of shares so issued by which such Holder’s beneficial ownership exceeds the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio, and such Holder shall not have the power to vote or to transfer the Excess Shares. For purposes of clarity, the shares of Common Stock issuable to a Holder pursuant to the terms of this Certificate of Designations in excess of the Maximum Percentage shall not be deemed to be beneficially owned by such Holder for any purpose including for purposes of Section 13(d) or Rule 16a-l(a)(l) of the 1934 Act. No prior inability to convert such Series A pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of convertibility. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section 5(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The provisions of this Section 5(d) shall be of no further force or effect if the Holder participates in a subsequent transaction with the Corporation which results in the Holder beneficially owning in excess of 4.99% of the number of shares of the Common Stock outstanding which shall include securities convertible into Common Stock which do not contain a beneficial ownership limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Corporation each time it delivers a Conversion Notice that such Conversion Notice has not violated the restrictions set forth in this Section 5(d) and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. Notwithstanding anything to the contrary contained in this Certificate of Designations, the Corporation shall not effect the conversion of any of the Series A held by a Holder or pay any dividend in the form of Common Stock, and a Holder shall not have the right to convert any of the Series A held by such Holder pursuant to the terms and conditions of this Certificate of Designations and any such conversion shall be null and void and treated as if never made, if to the extent that after giving effect to such payment of dividend in the form of Common Stock or such conversion, the aggregate amount of Common Stock issuable pursuant to this Certificate of Designation would exceed, when added to the previously issued shares of Common Stock inclusive of shares issued pursuant to exercise of Warrants (As defined in the SPA), the requirements of Nasdaq Listing Rule 5635(d) (“Nasdaq 19.99% Cap”), except that such limitation will not apply following Approval (defined below). If the number of shares of Common Stock in accordance with this Certificate of Designations and the exercise of the Warrants issued to the Holders reaches the Nasdaq 19.99% Cap, so as not to violate the 20% limit established in Listing Rule 5635(d), the Corporation, at its election, will use reasonable commercial efforts to obtain stockholder approval of this Certificate of Designation, the issuance of Common Stock upon a conversion of the Series A in accordance with this Section 5 and the payment of dividends in the form of Common Stock, if necessary, in accordance with the requirements of Nasdaq Listing Rule 5635(d) (the “Approval”). The limitations contained in this Section 5(d) shall apply to any successor holder of Series A.

RESOLVED FURTHER, that the powers, designations, preferences, and relative participating, optional or other special rights, and qualifications, limitations or restrictions of the Series A Preferred Stock set forth in the CODs shall remain as set forth in the CODs, subject to the increase in the Amendment.

This Certificate of Amendment to Certificate of Designations has been duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Quantum Computing Inc. has caused this certificate to be signed by Robert Liscouski, Chief Executive Officer, this 16th day of December, 2021.

QUANTUM COMPUTING INC.

By:	/s/ Robert Liscouski
Name:	Robert Liscouski
Title:	Chief Executive Officer

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